UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 25, 2011

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

First Floor, Block 3, The Oval, Shelbourne Road, Ballsbridge, Dublin 4, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Chemport Agreement

On May 25, 2011, Amarin Pharmaceuticals Ireland Ltd. (“APIL”), a wholly-owned subsidiary of Amarin Corporation plc (the “Company”), and Chemport Inc. (“Chemport”) entered into an API Commercial Supply Agreement (the “Chemport Agreement”) pursuant to which Chemport will manufacture certain active pharmaceutical ingredient (“API”) for the Company’s lead product candidate AMR101. The Chemport Agreement does not obligate APIL to purchase all of its requirements of API from Chemport, but Chemport is prohibited, in certain circumstances, from exporting, selling or distributing a pharmaceutical or nutritional supplement product that incorporates EPA with certain purity levels.

Chemport has the right to terminate the agreement in the event that APIL fails to satisfy certain minimum annual purchases from Chemport, at which point the exclusivity described above would terminate. Accordingly, the Company anticipates that, following commercial launch and for as long as it wishes to retain its exclusive arrangement with Chemport, it will continue to make minimum annual purchases from Chemport ranging from approximately $7.5 to $15 million.

Chemport is required to expand its manufacturing facility within a specified time period. If certain conditions are met, Chemport will initiate a second expansion of its facility. In the event APIL terminates the Chemport Agreement due to Chemport’s failure to complete the expansion within the prescribed time period, Chemport will be required to pay APIL a liquidated damages fee, which will be APIL’s sole remedy with respect to Chemport’s failure regarding such expansion.

The Chemport Agreement will continue until the seventh anniversary of the approval of a new drug application for AMR101 (the “Initial Term”) and will automatically renew for successive five-year renewal terms (the “renewal terms”) unless either APIL or Chemport notifies the other of its intent not to renew by providing written notice to such other party not less than two years prior to the expiration of the Initial Term or any applicable renewal term.

Either Chemport or APIL may terminate the Chemport Agreement upon 60 days’ prior written notice in the event of such other party’s material breach of the agreement, or in the event of the bankruptcy or insolvency of the other party. In addition, APIL may terminate the Chemport Agreement upon 30 days’ prior written notice to Chemport in the event APIL discontinues or indefinitely suspends the development and/or commercialization of AMR101. APIL may also terminate the Chemport Agreement upon 30 days’ prior written notice to Chemport upon the occurrence of specified events, including the failure of Chemport to obtain regulatory approval to manufacture API. Chemport may terminate the Chemport Agreement upon 30 days’ prior written notice to APIL upon the occurrence of specified events, including the failure of APIL to obtain regulatory approval to market and sell AMR101.

Concurrent with this agreement, APIL agreed to make a minority share equity investment in Chemport of up to $3.3 million.

Equateq Agreement

On May 25, 2011 (the “Equateq Effective Date”), APIL and Equateq Limited (“Equateq”) entered into an API Supply Agreement (the “Equateq Agreement”) pursuant to which Equateq will manufacture certain API for APIL. The Equateq Agreement requires that APIL make a one-time commitment payment of $1 million within five days of the Equateq Effective Date, which payment may be returned to APIL in the event that Equateq does not raise sufficient capital to perform its obligations under the Equateq Agreement. APIL is also obligated to pay Equateq development fees, up to a maximum of $500,000, and an additional $5 million for the purpose of Equateq purchasing raw materials to manufacture API from third parties (the “Third Party Materials Payment”) which is creditable against future API purchases. Equateq is required to return the Third Party Materials Payment to APIL in certain circumstances relating to the expansion of Equateq’s manufacturing facility required under the terms of the Equateq Agreement.

The Equateq Agreement does not obligate APIL to purchase all of its requirements of API from Equateq, but Equateq is prohibited, in certain circumstances, from exporting, selling or distributing a pharmaceutical or nutritional supplement product that incorporates EPA with certain purity levels.

Equateq has the right to terminate the agreement in the event that APIL fails to satisfy certain minimum annual purchases from Equateq, at which point the exclusivity described above would terminate. Accordingly, the Company anticipates that, following commercial launch and for as long as it wishes to retain its exclusive arrangement with Equateq, it will make minimum annual purchases from Equateq ranging from approximately $10 to $20 million.

To be able to supply APIL with sufficient API, Equateq is required to expand its facility for the manufacture of API.

The Equateq Agreement will continue until the eighth anniversary of the Equateq Effective Date.

Either Equateq or APIL may terminate the Equateq Agreement upon 60 days’ prior written notice in the event of such other party’s material breach of the agreement, or in the event of the bankruptcy or insolvency of the other party. In addition, APIL may terminate the Equateq Agreement upon 30 days’ prior written notice to Equateq upon the occurrence of specified events, including in the event APIL discontinues or indefinitely suspends the development and/or commercialization of AMR101 or determines that regulatory approval will not be approved by the FDA or the failure of Equateq to obtain regulatory approval to manufacture API. Equateq may terminate the Equateq Agreement upon the occurrence of specified events, including the failure of APIL to obtain regulatory approval to market and sell AMR101.

Item 8.01.	Other Events.

On May 31, 2011, the Company issued a press release announcing the consummation of agreements with two suppliers of API for the Company’s product candidate, AMR101, and two soft-gel encapsulation providers. The full text of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 31, 2011

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2011	AMARIN CORPORATION PLC

	By:	/s/ John Thero
John Thero
President

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 31, 2011